Exhibit 99.1

CONTACT:

Press Inquiries	Investor Inquiries
Public Relations	Investor Relations
Sycamore Networks, Inc.	Sycamore Networks, Inc.
978-250-3433	978-250-3460
scott.larson@sycamorenet.com	investor.info@sycamorenet.com

SYCAMORE NETWORKS, INC. REPORTS SECOND QUARTER FISCAL YEAR 2007 REVENUE RESULTS AND PROVIDES UPDATE ON NASDAQ LISTING STATUS

CHELMSFORD, Mass., February 27, 2007 – Sycamore Networks, Inc. (NASDAQ: SCMR), a leader in intelligent networking solutions for fixed line and mobile network operators worldwide, today reported its second quarter revenue results for the period ended January 27, 2007.

Revenue for the second quarter of fiscal 2007 was $39.8 million, compared with $20.8 million for the second quarter of fiscal 2006 and compared with $34.9 million for the first quarter of fiscal 2007. Sycamore’s multiservice access product line, added to its portfolio during the first quarter of fiscal 2007, contributed $10.8 million to revenue for the second quarter of fiscal 2007.

Revenue for the first six months of fiscal 2007 was $74.7 million, compared with $48.1 million for the first six months of fiscal 2006. Sycamore’s multiservice access product line contributed $17.2 million to revenue for the first six months of fiscal 2007.

Sycamore’s net cash and investments as of January 27, 2007 were $915 million, compared to $907 million as of October 28, 2006.

“We are very pleased with the Company’s second quarter revenue performance. Fueled by increased demand for flexible capacity in the core, our quarter-over-quarter revenue growth reflected significant contribution from our optical switching business,” said Daniel E. Smith, president and chief executive officer, Sycamore Networks. “We are also pleased with the progress in our recently acquired multiservice access business, which included revenue contributions from a diverse mix of customers during the quarter. With the integration of this business now substantially complete, we are operating as a single, unified organization focused on serving the needs of our customers and prospects on a global basis.”

As previously announced, the Company has delayed filing its Form 10-K for the fiscal year ended July 31, 2006 and its Form 10-Q for the period ended October 28, 2006 due to an ongoing independent investigation directed by the Audit Committee of its Board of Directors into the granting of stock options and related accounting matters. The Company also previously announced that the Nasdaq Listing Qualifications Panel (the “Panel”) granted the Company’s request for continued listing of the Company’s securities on The Nasdaq Stock Market subject to the Company becoming current in its delinquent periodic reports by filing with the Securities and Exchange Commission on or before March 14, 2007 its Form 10-K for the year ended July 31, 2006 and its Form 10-Q for the period ended October 28, 2006 and any restatements of previously issued financial statements.

The Company today also announced that the independent investigation into its stock option granting practices is substantially complete, and it has commenced the process of determining the requisite accounting and tax implications. The Company does not believe it will be able to complete all of its required prior filings with the Securities and Exchange Commission by the March 14, 2007 date granted by the Panel. In addition, the Company does not expect to be able to file its quarterly report on Form 10-Q for the period ended January 27, 2007 by the filing deadline of March 8, 2007. As a result, the Company intends to request that the Panel grant the Company additional time to complete its required filings. However, there can be no assurances that the Panel will grant the Company additional time to complete its required filings.

“We take these matters very seriously and continue to cooperate fully with the regulatory authorities,” said Smith. “We are working diligently to complete these matters and report our complete financial results as soon as possible.”

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore’s global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, the findings resulting from the audit of certain of the Company’s income tax returns by the Internal Revenue Service, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, certain purported shareholder derivative actions filed against the Company and certain of its current and former officers and its directors, and the possible delisting of the Company’s common stock from trading on the Nasdaq Stock Market. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company’s most recently filed Form 10-Q, Form 10-K and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.